Exhibit 4.4

VEDANTA RESOURCES PLC

VEDANTA RESOURCES PERFORMANCE SHARE PLAN 2014

Approved by shareholders of the Company on 1 August 2014

Amendments approved by shareholders on 5 August 2016

The Plan is a discretionary benefit offered by Vedanta Resources plc (the “Company”) for the benefit of its employees and employees within the group. Its main purpose is to increase the interest of the employees in the Company’s long term business goals and performance through share ownership. The Plan is an incentive for the employees’ future performance and commitment to the goals of the Company.

Shares purchased or received under the Plan, any cash received under the Plan and any gains obtained under the Plan are not part of salary for any purpose except to any extent required by statute.

The Plan is being offered for the first time in 2014 and the remuneration committee of the board of the Company shall have the right to decide, in its sole discretion, whether or not further awards will be granted in the future and to which employees those awards will be granted.

The detailed rules of the Plan are set out overleaf.

1.	DEFINITIONS AND INTERPRETATION

1.1	In the Plan, unless the context otherwise requires:

“Award” means an Option, a Conditional Award or a Forfeitable Shares Award;

“Board” means the board of directors of the Company or a duly authorised committee of the Board or a duly authorised person;

“Clawback” means an obligation to repay the amounts referred to in Rule 14.4;

“Committee” means the remuneration committee of the Board or, on and after the occurrence of a corporate event described in Rule 12 (Takeovers and other corporate events), the remuneration committee of the Board as constituted immediately before such event occurs;

“Company” means Vedanta Resources plc (registered in England and Wales with registered number 04740415);

“Conditional Award” means a conditional right to acquire Shares which is designated as a conditional award by the Committee under Rule 3.2 (Type of Award);

“Control” means control within the meaning of section 995 of the Income Tax Act 2007;

“Dividend Equivalent” means a benefit calculated by reference to dividends paid on Shares as described in Rule 6.4 (Dividend Equivalents);

“Early Vesting Date” means either:

(a)	the later of:

(i)	the date of cessation of employment or office of a Participant in the circumstances referred to in Rule 11.1 (Good leavers); and

(ii)	early determination of any Performance Condition relating to such cessation; or

(b)	the date of the relevant event in Rule 12.1 (General offers) or Rule 12.2 (Schemes of arrangement and winding up) or the date of Vesting referred to in Rule 12.3 (Demergers and similar events);

“Exercise Period” means the period referred to in Rule 6.1 during which an Option may be exercised;

“Forfeitable Shares” means Shares comprised in a Forfeitable Shares Award which are subject to certain restrictions and forfeiture under the Plan;

“Forfeitable Shares Award” means the transfer of the beneficial interest in Forfeitable Shares to a Participant and the subsequent holding of that interest in accordance with the Plan;

“Grant Date” means the date on which an Award is granted;

“Group Member” means:

(a)	a Participating Company or a body corporate which is the Company’s holding company (within the meaning of section 1159 of the Companies Act 2006) or a Subsidiary of the Company’s holding company;

(b)	a body corporate which is a subsidiary undertaking (within the meaning of section 1162 of the Companies Act 2006) of a body corporate within paragraph (a) above and has been designated by the Board for this purpose; and

(c)	any other body corporate in relation to which a body corporate within paragraph (a) or (b) above is able (whether directly or indirectly) to exercise 20% or more of its equity voting rights and has been designated by the Board for this purpose;

“Holding Period” means the period starting on the date an Award Vests and ending on the earliest of the dates specified in Rule 8.3 (Expiry of the Holding Period) during which a Participant agrees not to sell, transfer, assign or dispose of Net Vested Shares on terms agreed with the Committee in accordance with Rule 8 (Holding Period);

“ITEPA” means the Income Tax (Earnings and Pensions) Act 2003;

“Listing Rules” means the Listing Rules published by the United Kingdom Listing Authority;

“London Stock Exchange” means London Stock Exchange plc or any successor to that company;

“Net Vested Shares” means the Vested Shares acquired or received by a Participant on or following the Vesting of a Conditional Award or Forfeitable Shares Award, or on the exercise of an Option during the Holding Period, less a number of Shares that have an aggregate market value on the date of Vesting (in the case of Conditional Awards and Forfeitable Shares Awards) or exercise (in the case of Options) equal to the Participant’s Tax Liability due and arising on the Vesting or exercise of the Award, or if the Participant sells Vested Shares to satisfy his Tax Liability due on the Vesting or exercise of an Award, such number of Vested Shares so sold;

“Normal Vesting Date” means the date on which an Award Vests under Rule 5.1 (Timing of Vesting: Normal Vesting Date);

“Option” means a conditional right to acquire Shares which is designated as an option by the Committee under Rule 3.2 (Type of Award);

“Option Price” means the amount, if any, payable on the exercise of an Option;

“Participant” means a person who holds an Award including his personal representatives;

“Participating Company” means the Company or any Subsidiary of the Company;

“Performance Condition” means a condition related to performance which is specified by the Committee under Rule 3.1 (Terms of grant);

“Plan” means the Vedanta Resources Performance Share Plan 2014 as amended from time to time;

“Rule” means a rule of the Plan;

“Shares” means fully paid ordinary shares in the capital of the Company;

“Subsidiary” means a body corporate which is a subsidiary (within the meaning of section 1159 of the Companies Act 2006);

“Tax Liability” means any amount of tax or social security contributions (or their overseas equivalent) for which a Participant would or may be liable and for which any Group Member or former Group Member would or may be obliged to (or would or may suffer a disadvantage if it were not to) account to any relevant authority;

“Vest” means:

(a)	in relation to an Option, it becoming exercisable;

(b)	in relation to a Conditional Award, a Participant becoming entitled to have Shares transferred to him (or his nominee) subject to the Rules;

(c)	in relation to a Forfeitable Shares Award, the restrictions imposed on the Forfeitable Shares under the Plan ceasing to apply and Vesting shall be construed accordingly;

“Vested Shares” means those Shares in respect of which an Award Vests;

1.2	Any reference in the Plan to any enactment includes a reference to that enactment as from time to time modified, extended or re-enacted.

1.3	Where the context admits, a reference to the singular includes the plural and a reference to the male includes the female.

1.4	Expressions in italics, headings and any footnotes are for guidance only and do not form part of the Plan.

2.	ELIGIBILITY

An individual is eligible to be granted an Award only if he is an employee (including the executive Chairman and an executive director) of a Participating Company.

3.	GRANT OF AWARDS

3.1	Terms of grant

Subject to Rule 3.5 (Timing of grant), Rule 3.6 (Approvals and consents) and Rule 4 (Limits), the Committee may resolve to grant an Award on:

(a)	the terms set out in the Plan; and

(b)	such additional terms (whether a Performance Condition1 and/or any other terms) as the Committee may specify to any person who is eligible to be granted an Award under Rule 2 (Eligibility).

[1]

The Plan was approved on the basis that all awards to directors of the Company and members of the executive committee will be subject to Performance Conditions. An award to an eligible employee below executive committee level may be granted subject to the same Performance Conditions as those applying to directors and members of the executive committee, different conditions or no performance conditions provided that where there are no performance conditions the aggregate value of the award (on grant) does not exceed 30% of the participants base salary (see summary of the PSP in the 2014 Notice of AGM).

3.2	Type of Award

On or before the Grant Date, the Committee shall determine whether an Award shall be an Option, a Conditional Award or a Forfeitable Shares Award. If the Committee does not specify the type of an Award on or before the Grant Date then an Award shall be an Option with a nil Option Price.

3.3	Method of grant

An Award shall be granted as follows:

(a)	an Option or a Conditional Award shall be granted by deed executed by the Company;

(b)	if an Award is an Option, the Committee shall determine the Option Price (if any) on or before the Grant Date provided that the Committee may reduce or waive such Option Price on or prior to the exercise of the Option;

(c)	a Forfeitable Shares Award shall be granted by the procedure set out in the appendix to the Plan.

3.4	Method of satisfying Awards

Unless specified to the contrary by the Committee on the Grant Date, an Award may be satisfied:

(a)	by the issue of new Shares; and/or

(b)	by the transfer of treasury Shares; and/or

(c)	by the transfer of Shares (other than the transfer of treasury Shares).

The Committee may decide to change the way in which it is intended that an Award granted as an Option or a Conditional Award may be satisfied after it has been granted, having regard to the provisions of Rule 4 (Limits).

3.5	Timing of grant

Subject to Rule 3.6 (Approvals and consents), an Award may only be granted:

(a)	within the period of 6 weeks beginning with:

(i)	the date on which the Plan is approved by the shareholders of the Company; or

(ii)	the dealing day after the date on which the Company announces its results for any period; or

(b)	at any other time when the Committee considers that circumstances are sufficiently exceptional to justify its grant but an Award may not be granted on or after 1 August 2024 (that is, the expiry of the period of 10 years beginning with the date on which the Plan is approved by the shareholders of the Company).

3.6	Approvals and consents

The grant of any Award shall be subject to obtaining any approval or consent required under the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers, or any other relevant UK or overseas regulation or enactment.

3.7	Non-transferability and bankruptcy

An Award granted to any person:

(a)	shall not be transferred, assigned, charged or otherwise disposed of (except on his death to his personal representatives) and shall lapse immediately on any attempt to do so; and

(b)	shall unless the Committee decides otherwise lapse immediately if he is declared bankrupt.

4.	LIMITS

4.1	[Deleted][2]

4.2	10 per cent. in 10 years limit

An Award shall not be granted in any calendar year if, at the time of its proposed Grant Date, it would cause the number of Shares allocated (as defined in Rule 4.3) in the period of 10 calendar years ending with that calendar year under the Plan and under any other employee share plan adopted by the Company to exceed such number as represents 10 per cent. of the ordinary share capital of the Company in issue at that time.

4.3	Meaning of “allocated”

For the purposes of Rule 4.2:

(a)	Shares are allocated:

(i)	when an option, award or other contractual right to acquire unissued Shares or treasury Shares is granted;

(ii)	where Shares are issued or treasury Shares are transferred otherwise than pursuant to an option, award or other contractual right to acquire Shares, for example (without limitation) when Shares are issued to satisfy a Dividend Equivalent, when those Shares are issued or treasury Shares transferred;

(b)	any Shares which have been issued or which may be issued (or any Shares transferred out of treasury or which may be transferred out of treasury) to any trustees to satisfy the exercise of any option, award or other contractual right granted under any employee share plan shall count as allocated unless they are already treated as allocated under this Rule.

4.4	Post-grant events affecting numbers of “allocated” Shares

For the purposes of Rule 4.3:

(a)	where:

[2]	The removal of Rule 4.1 (5 per cent. in 10 years limit) was approved by the Company’s shareholders at the 2016 Annual General Meeting

(i)	any option, award or other contractual right to acquire unissued Shares or treasury Shares is released or lapses (whether in whole or in part); or

(ii)	after the grant of an option, award or other contractual right the Committee determines that:

(aa)	it shall be satisfied wholly or partly by the payment of cash on its vesting or exercise; or

(bb)	it shall be satisfied wholly or partly by the transfer of existing Shares (other than Shares transferred out of treasury)

the unissued Shares or treasury Shares which consequently cease to be subject to the option, award or other contractual right shall not count as allocated; and

(b)	the number of Shares allocated in respect of an option, award or other contractual right shall be such number as the Board shall reasonably determine from time to time.

4.5	Changes to investor guidelines

Treasury Shares shall cease to count as allocated Shares for the purposes of Rule 4.3 if institutional investor guidelines cease to require such Shares to be so counted.

4.6	Individual limit

The maximum total market value of Shares (calculated as set out in this Rule) over which Awards may be granted to any employee during any financial year of the Company is 150% of his base compensation (as defined in this Rule).

For the purpose of this Rule 4.6:

(a)	an employee’s base compensation shall be taken to be his base salary and any benefits in kind (excluding bonuses and long-term incentives), expressed as an annual rate payable by the Participating Companies to him on the Grant Date (or such earlier date as the Committee shall determine). Where a payment of salary or a benefit in kind is made in a currency other than sterling, the payment shall be treated as equal to the equivalent amount of sterling determined by using any rate of exchange which the Committee may reasonably select; and

(b)	the market value of the Shares over which an Award is to be granted shall be taken to be an amount equal to the middle-market quotation of such Shares (as derived from the London Stock Exchange Daily Official List) on the dealing day before the Grant Date or, if the Committee so determines, the average of the middle market quotations during a period determined by the Committee not exceeding the period of 5 dealing days ending with the dealing day before the Grant Date provided such dealing day(s) do not fall within any period when dealings in Shares are prohibited under the Company’s share dealing code.

4.7	Effect of limits

Any Award shall be limited and take effect so that the limits in this Rule 4 are complied with.

4.8	Restriction on use of unissued Shares and treasury Shares

No Shares may be issued or treasury Shares transferred to satisfy the exercise of any Option or the Vesting of any Conditional Award to the extent that such issue or transfer would cause the number of Shares allocated (as defined in Rule 4.3 and adjusted under Rule 4.4) to exceed the limits in Rule 4.2 (10 per cent. in 10 years limit) except where there is a variation of share capital of the Company which results in the number of Shares so allocated exceeding such limits solely by virtue of that variation.

5.	VESTING OF AWARDS

5.1	Timing of Vesting: Normal Vesting Date

Subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), an Award shall Vest on the later of:

(a)	if any Performance Condition and any other condition has been imposed on the Vesting of the Award, the date on which the Committee determines whether or not such Performance Condition or other condition has been wholly or partly satisfied; and

(b)	the third anniversary of the Grant Date

except where earlier Vesting occurs on an Early Vesting Date under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events).

5.2	Extent of Vesting

An Award shall only Vest to the extent:

(a)	that any Performance Condition is satisfied on the Normal Vesting Date or, if appropriate, the Early Vesting Date;

(b)	that any other term imposed on the Vesting of the Award permits;

(c)	in relation to Vesting before the Normal Vesting Date, in accordance with Rules 11.4 and 12.5 (Reduction in number of Vested Shares); and

(d)	any operation of Clawback permits.

Where, under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events), an Award would (subject to the satisfaction of any Performance Condition) Vest before the end of the full period over which performance would be measured under any Performance Condition then, unless provided to the contrary by the Performance Condition, the extent to which the Performance Condition has been satisfied in such circumstances shall be determined by the Committee on such reasonable basis as it decides.

5.3	Restrictions on Vesting: regulatory and tax issues

An Award shall not Vest unless and until the following conditions are satisfied:

(a)	the Vesting of the Award, and the issue or transfer of Shares after such Vesting, would be lawful in the relevant jurisdictions for that Award and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the Vesting of the Award, a Tax Liability would arise by virtue of such Vesting and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 5.5 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member will receive the amount of such Tax Liability;

(c)	the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the Vesting of the Award;

(d)	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction; and

(e)	unless the Committee, in its discretion, determines otherwise, the Participant has agreed to hold the Net Vested Shares to be acquired by him on the Vesting of a Conditional Award or Forfeitable Shares Award on terms determined by and agreed with the Committee from time to time until the expiry of the Holding Period applying to that Conditional Award or Forfeitable Shares Award, and otherwise in accordance with the terms of Rule 8 (Holding Period).

For the purposes of this Rule 5.3, references to Group Member include any former Group Member and Rules 5.3(e) and 8 (Holding Period) shall only apply to a Participant who is or was a director of the Company and to any other Participant chosen by the Committee, in its discretion, prior to the date of Vesting of an Award.

5.4	Tax liability before Vesting

If a Participant will, or is likely to, incur any Tax Liability before the Vesting of an Award then that Participant must enter into arrangements acceptable to any relevant Group Member to ensure that it receives the amount of such Tax Liability. If no such arrangement is made then the Participant shall be deemed to have authorised the Company to sell or procure the sale of sufficient of the Shares subject to his Award on his behalf to ensure that the relevant Group Member receives the amount required to discharge the Tax Liability and the number of Shares subject to his Award shall be reduced accordingly.

For the purposes of this Rule 5.4, references to Group Member include any former Group Member.

5.5	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the Vesting of his Award on his behalf to ensure that any relevant Group Member or former Group Member receives the amount required to discharge any Tax Liability which arises on Vesting except to the extent that the Board decides that all or part of that Tax Liability shall be funded in a different manner.

6.	CONSEQUENCES OF VESTING

6.1	Options

An Option shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), be exercisable in respect of Vested Shares during the period commencing on the date on which the Option Vests and ending on the day before the tenth anniversary of the Grant Date (or such other shorter period as the Committee shall determine on or before the Grant Date) subject to it lapsing earlier under Rule 11 (Leavers) or Rule 12 (Corporate events).

6.2	Conditional Awards

On or as soon as reasonably practicable after the Vesting of a Conditional Award, the Board shall, subject to Rule 5.5 (Payment of Tax Liability) and any arrangement made under Rules 5.3(b) and 5.3(c) (Restrictions on Vesting: regulatory and tax issues), transfer or procure the transfer of the Vested Shares to the Participant (or a nominee for him).

6.3	Forfeitable Shares Award

On the Vesting of a Forfeitable Shares Award, the Vested Shares shall cease to be subject to the restrictions imposed on the Forfeitable Shares under the Plan and the Board shall, subject to Rule 5.5 (Payment of Tax Liability) and any arrangement made under Rules 5.3(b) and 5.3(c) (Restrictions on Vesting:regulatory and tax issues), transfer or procure the transfer of:

(a)	the legal title to the Vested Shares; and/or

(b)	any documents of title relating to the Vested Shares

to the Participant (or a nominee for him) on or as soon as reasonably practicable after Vesting.

6.4	Dividend Equivalent

The Committee may, in its discretion, decide at any time on or before the Vesting of an Award that a Participant (or his nominee) shall be entitled to cash and/or Shares (as determined by the Committee) of a value determined by reference to the dividends that would have been paid on his Vested Shares in respect of dividend record dates occurring during the period between the Grant Date and the date of Vesting (or, where an Award is structured as an Option and the Committee determines the Shares under that Option shall be subject to a Holding Period, the date of expiry of the Holding Period or if earlier the date of exercise of the Option). The Committee shall decide the basis on which the value of such dividends shall be calculated which may assume the reinvestment of dividends.

The Committee, acting fairly and reasonably, may decide to exclude the value of all or part of a special dividend or any other dividend from the amount of the Dividend Equivalent.

The provision of the Dividend Equivalent to the Participant shall be made as soon as practicable after the issue or transfer of Vested Shares and:

(a)	in the case of a cash payment, shall be subject to such deductions (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable;

(b)	in the case of a provision of Shares, Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 5.5 (Payment of Tax Liability) shall apply as if such provision was the Vesting of an Award.

7.	EXERCISE OF OPTIONS

7.1	Restrictions on the exercise of an Option: regulatory and tax issues

An Option which has Vested may not be exercised unless the following conditions are satisfied:

(a)	the exercise of the Option and the issue or transfer of Shares after such exercise would be lawful in all relevant jurisdictions and in compliance with the Listing Rules, any relevant share dealing code of the Company, the City Code on Takeovers and Mergers and any other relevant UK or overseas regulation or enactment;

(b)	if, on the exercise of the Option, a Tax Liability would arise by virtue of such exercise and the Board decides that such Tax Liability shall not be satisfied by the sale of Shares pursuant to Rule 7.4 (Payment of Tax Liability) then the Participant must have entered into arrangements acceptable to the Board that the relevant Group Member shall receive the amount of such Tax Liability;

(c)	the Participant has entered into such arrangements as the Committee requires (and where permitted in the relevant jurisdiction) to satisfy a Group Member’s liability to social security contributions in respect of the exercise of the Option;

(d)	where the Committee requires, the Participant has entered into, or agreed to enter into, a valid election under Part 7 of ITEPA (Employment income: elections to disapply tax charge on restricted securities) or any similar arrangement in any overseas jurisdiction; and

(e)	unless the Committee, in its discretion, determines otherwise, the Participant has agreed to hold any Net Vested Shares to be acquired by him on the exercise of the Option during the Holding Period applying to that Option on terms determined by and agreed with the Committee from time to time until the expiry of the Holding Period applying to that Option, and otherwise in accordance with the terms of Rule 8 (Holding Period).

For the purposes of this Rule 7.1, references to Group Member include any former Group Member and Rules 7.1(e) and 8 (Holding Period) shall only apply to a Participant who is or was a director of the Company and to any other Participant chosen by the Committee, in its discretion, on or prior to the date of Vesting of an Award.

7.2	Exercise in whole or part

An Option may be exercised in full or in multiples of 1000 Shares unless it is being exercised to the full extent outstanding.

7.3	Method of exercise

The exercise of any Option shall be effected in the form and manner prescribed by the Board. Unless the Board, acting fairly and reasonably determines otherwise, any notice of exercise shall, subject to Rule 7.1 (Restrictions on the exercise of an Option: regulatory and tax issues), take effect only when the Company receives it, together with payment of any relevant Option Price (or, if the Board so permits, an undertaking to pay that amount).

7.4	Payment of Tax Liability

The Participant authorises the Company to sell or procure the sale of sufficient Vested Shares on or following the exercise of his Option on his behalf to ensure that any relevant Group Member receives the amount required to discharge any Tax Liability which arises on such exercise except to the extent that the Board decides that all or part of the Tax Liability shall be funded in a different manner.

7.5	Transfer or allotment timetable

As soon as reasonably practicable after an Option has been exercised, the Company shall, subject to Rule 7.4 (Payment of Tax Liability) and any arrangement made under Rules 7.1(b) and 7.1(c) (Restrictions on exercise: regulatory and tax issues), transfer or procure the transfer to him (or a nominee for him) or, if appropriate, allot to him (or a nominee for him) the number of Shares in respect of which the Option has been exercised.

7.6	Lapse of Options

An Option which has become exercisable shall lapse at the end of the Exercise Period to the extent it has not been exercised unless it lapses earlier under Rule 11 (Leavers) or Rule 12 (Takeovers and other corporate events).

8.	HOLDING PERIOD

8.1	Restrictions on the sale, transfer, disposal and assignment of Net Vested Shares

Unless the Committee determines otherwise under Rule 5.3(e) (Restrictions on Vesting) or Rule 7.1(e) (Restrictions on exercise) and subject to Rule 8.2 (permitted transfers) below, a Participant who is or was a director of the Company or who has been chosen by the Committee under Rule 5.3(e) or 7.1(e) as an individual to whom this Rule 8 shall apply agrees:

(a)	to hold his Net Vested Shares during the Holding Period applying to those Shares in accordance with such terms and conditions that the Committee may impose and determine from time to time, which may include his Net Vested Shares being held by a nominee appointed by the Company, on his behalf;

(b)	not to sell, transfer, assign or dispose of any interest in his Net Vested Shares until the expiry of the Holding Period applying to those Shares unless the Committee determines otherwise;

(c)	that if he acquires any further Shares by virtue of his holding of Net Vested Shares during the Holding Period those newly acquired Shares shall also be held subject to the terms of this Rule 8 as they apply to the original Net Vested Shares until the expiry of the Holding Period unless the Committee, in its discretion, determines otherwise; and

(d)	to enter into any other document required by the Committee from time to time to give effect to the restrictions under this Rule 8.

For the avoidance of any doubt, Net Vested Shares shall not be subject to any risk of forfeiture during the Holding Period.

8.2	Permitted transfers during the Holding Period

(a)	Subject to the prior approval of the Committee, the Participant may transfer or assign some or all of his Net Vested Shares to his spouse or civil partner or to the Participant’s personal pension plan or to the trustees of a family benefit trust (the “transferee”) during the Holding Period provided that the transferee has agreed to comply with the terms of this Rule 8, any other terms and conditions imposed by the Committee and the decisions of the Committee and the transferee agrees not to sell, transfer, assign or dispose of those Net Vested Shares until the expiry of the Holding Period.

(b)	If, during the Holding Period, the Participant receives securities other than Shares by virtue of his holding of Net Vested Shares, he may sell (or where appropriate redeem) those securities.

(c)	The Committee may, in its discretion, allow a Participant to sell, transfer, assign or dispose of some or all of his Net Vested Shares before the end of the Holding Period, subject to any additional terms and conditions that the Committee may specify.

8.3	Expiry of the Holding Period

The Holding Period shall end on the earliest of:

(a)	the fifth anniversary of the Grant Date of the Award;

(b)	the second anniversary of the date on which the Award Vested;

(c)	the date of an event under Rule 12.1 or 12.2 (excluding an internal reorganisation under Rule 12.4) or such other convenient date shortly prior to the date of an event under Rule 12.1 or 12.2 as determined by the Committee;

(d)	the death of the Participant; and

(e)	such other date determined by the Committee, in its discretion.

Net Vested Shares shall cease to be subject to any restrictions under this Rule 8 once the Holding Period has expired. As soon as reasonably practicable following the expiry of the Holding Period the Board shall transfer or procure the transfer of the legal title for the Net Vested Shares and any documents of title relating to those Net Vested Shares to the Participant of his nominee.

9.	CASH ALTERNATIVE

9.1	Committee determination

Where an Option has been exercised or where a Conditional Award Vests and Vested Shares have not yet been allotted or transferred to the Participant (or his nominee), the Committee may determine that, in substitution for his right to acquire such number of Vested Shares as the Committee may decide (but in full and final satisfaction of his right to acquire those Shares), he shall be paid by way of additional employment income a sum equal to the cash equivalent (as defined in Rule 9.3) of that number of Shares in accordance with the following provisions of this Rule 9.

9.2	Limitation on the use of this Rule

Rule 9.1 shall not apply in relation to an Award made to a Participant in any jurisdiction where the presence of Rule 9.1 would cause:

(a)	the grant of the Award to be unlawful or for it to fall outside any applicable securities law exclusion or exemption; or

(b)	adverse tax or social security contribution consequences for the Participant or any Group Member as determined by the Board.

9.3	Cash equivalent

For the purpose of this Rule 9, the cash equivalent of a Share is:

(a)	in the case of a Conditional Award, the market value of a Share on the day when the Award Vests;

(b)	in the case of an Option, the market value of a Share on the day when the Option is exercised reduced by the Option Price in respect of that Share.

Market value on any day shall be determined as follows:

(a)	if on the day of Vesting or exercise, Shares are quoted in the London Stock Exchange Daily Official List, the middle-market quotation of a Share, as derived from that List, on that day; or

(b)	if Shares are not so quoted, such value of a Share as the Committee reasonably determines.

9.4	Payment of cash equivalent

Subject to Rule 9.5 (Share alternative), as soon as reasonably practicable after the Committee has determined under Rule 9.1 that a Participant shall be paid a sum in substitution for his right to acquire any number of Vested Shares:

(a)	the Company shall pay to him or procure the payment to him of that sum in cash; and

(b)	if he has already paid the Company for those Shares, the Company shall return to him the amount so paid by him.

9.5	Share alternative

If the Committee so decides, the whole or any part of the sum payable under Rule 9.4 shall, instead of being paid to the Participant in cash, be applied on his behalf:

(a)	in subscribing for Shares at a price equal to the market value by reference to which the cash equivalent is calculated; or

(b)	in purchasing such Shares; or

(c)	partly in one way and partly in the other

and the Company shall allot or transfer to him (or his nominee) or procure the transfer to him (or his nominee) of the Shares so subscribed for or purchased.

9.6	Deductions

There shall be deducted from any payment under this Rule 9 such amounts (on account of tax or similar liabilities) as may be required by law or as the Board may reasonably consider to be necessary or desirable.

10.	LAPSE OF AWARDS

An Award shall lapse:

(a)	in accordance with the Rules; or

(b)	to the extent it does not Vest under these Rules.

On the lapse of all or any part of a Forfeitable Shares Award, the beneficial interest (and, if appropriate, the legal interest) of the Forfeitable Shares in respect of which such Award has lapsed shall be transferred for no (or nominal) consideration to any person specified by the Board.

11.	LEAVERS

11.1	Good leavers before the Normal Vesting Date

If a Participant ceases to be a director or employee of a Group Member before the Normal Vesting Date by reason of:

(a)	death;

(b)	retirement with the agreement of the Committee;

(c)	injury or disability evidenced to the satisfaction of the Committee;

(d)	redundancy (within the meaning of the Employment Rights Act 1996) or any overseas equivalent;

(e)	his office or employment being with either a company which ceases to be a Group Member or relating to a business or part of a business which is transferred to a person who is not a Group Member; or

(f)	for any other reason, if the Committee so decides

then

(i)	subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), Rule 11.6 (Death following cessation of employment) and Rule 12 (Takeovers and other corporate events), his Award shall Vest on the Normal Vesting Date and Rule 11.4 (Leavers: reduction in number of Vested Shares) shall apply; unless

(ii)	the Committee decides that, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), his Award shall Vest on the Early Vesting Date and Rule 11.4 (Leavers: reduction in number of Vested Shares) shall apply; and

an Award in the form of an Option which Vests under (i) or (ii) above may, subject to Rule 7.1 (Restrictions on exercise) and Rule 12 (Takeovers and other corporate events), be exercised in respect of the Vested Shares within the period of 6 months (12 months in the case of death) commencing on the date of Vesting (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

11.2	Good leavers on or after the Normal Vesting Date

If a Participant who holds an Option ceases to be a director or employee of a Group Member on or after the Normal Vesting Date for a reason specified in Rule 11.1 then, subject to Rule 7.1 (Restrictions on exercise) and Rule 12 (Takeovers and other corporate events), that Option shall continue to be exercisable for a period of 6 months (12 months in the case of death) commencing on the date of cessation (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

11.3	Cessation of employment in other circumstances

If a Participant ceases to be a director or employee of a Group Member at any time for any reason other than those specified in Rules 11.1 to 11.2 (Good leavers) then any Award held by him shall lapse immediately on such cessation.

11.4	Leavers: reduction in number of Vested Shares

Where an Award Vests on or after a Participant ceasing to be a director or employee of a Group Member, the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)	applying a pro rata reduction to the number of Shares determined under 11.4(a) based on the period of time after the Grant Date and ending on the date of cessation relative to a period of 3 years unless the Committee, acting fairly and reasonably, decides that the reduction in the number of Vested Shares under Rule 11.4(b) is inappropriate in any particular case when it shall increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 11.4(a).

If an Award Vests under any of Rules 12.1 to 12.2 when the holder of that Award has ceased to be a director or employee of a Group Member then this Rule 11.4 shall take precedence over Rule 12.5.

11.5	Meaning of ceasing employment

A Participant shall not be treated for the purposes of this Rule 11 as ceasing to be a director or employee of a Group Member until such time as he is no longer a director or employee of any Group Member. If any Participant ceases to be such a director or employee before the Vesting of his Award in circumstances where he retains a statutory right to return to work then he shall be treated as not having ceased to be such a director or employee until such time (if at all) as he ceases to have such a right to return to work while not acting as an employee or director.

The reason for the termination of office or employment of a Participant shall be determined by reference to Rules 11.1 to 11.3 regardless of whether such termination was lawful or unlawful.

11.6	Death following cessation of employment

If a Participant dies following cessation of employment in circumstances where his Award did not lapse but it has not Vested by the time of his death, it shall Vest immediately on his death to the extent determined by reference to the time of cessation in accordance with Rule 11.1(ii).

An Award in the form of an Option that Vests under this Rule may, subject to Rule 7.1 (Restrictions on exercise) and Rule 12 (Takeovers and other corporate events), be exercised in respect of the Vested Shares within the period of 12 months commencing on the date of Vesting (or, if shorter, until the expiry of the Exercise Period) and, to the extent that the Option is not exercised, it shall lapse at the end of that period.

12.	TAKEOVERS AND OTHER CORPORATE EVENTS

12.1	General offers

In the event that any person (or group of persons acting in concert):

(a)	obtains Control of the Company as a result of making a general offer to acquire Shares; or

(b)	having obtained Control of the Company makes such an offer and such offer becomes unconditional in all respects; or

(c)	who has Control of the Company makes a general offer to acquire all of the Shares not already held by the person who has Control of the Company and such offer becomes unconditional in all respects then, subject to Rule 12.4 (Internal reorganisations), the following provisions shall apply:

(i)	subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues), all Awards shall Vest on the date of such event if they have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply; and

(ii)	any Option may, subject to Rule 7.1 (Restrictions on exercise), be exercised within one month of the date of such event (or, if shorter, until the expiry of the Exercise Period), but to the extent that an Option is not exercised within that period, that Option shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.2	Schemes of arrangement and winding up

In the event that:

(a)	a compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006 in connection with or for the purposes of a change in Control of the Company; or

(b)	any person (or group of persons acting in concert) who has Control of the Company proposes a compromise or arrangement described in 12.2(a) to acquire all the Shares that such person or persons do not already own and such compromise or arrangement is sanctioned by the Court under section 899 of the Companies Act 2006; or

(c)	the Company passes a resolution for a voluntary winding up of the Company; or

(d)	an order is made for the compulsory winding up of the Company all Awards shall, subject to Rule 5.3 (Restrictions on Vesting: regulatory and tax issues) and Rule 12.4 (Internal reorganisations), Vest on the date of such event if they have not then Vested and Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

If an event as described in this Rule occurs then an Option may, subject to Rule 7.1 (Restrictions on exercise) and Rule 12.4 (Internal reorganisations), be exercised within one month of such event (or, if shorter, until the expiry of the Exercise Period), but to the extent that the Option is not exercised within that period, it shall (regardless of any other provision of the Plan) lapse at the end of that period.

12.3	Demergers and similar events

If a demerger, special dividend or other similar event (the “Relevant Event”) is proposed which, in the opinion of the Committee, would affect the market price of Shares to a material extent, then the Committee may, at its discretion, decide that the following provisions shall apply:

(a)	the Committee shall, as soon as reasonably practicable after deciding to apply these provisions, notify a Participant that, subject to earlier lapse under Rule 11 (Leavers), his Award Vests and, if relevant, his Option may, subject to Rule 7.6 (Lapse of Options) and Rule 11 (Leavers), be exercised on such terms as the Committee may determine and during such period preceding the Relevant Event or on the Relevant Event as the Committee may determine and shall (regardless of any other provision of the Plan) lapse at the end of that period to the extent unexercised;

(b)	if an Award Vests, or an Option is exercised, conditional upon the Relevant Event and such event does not occur then the conditional Vesting or exercise shall not be effective and the Award shall continue to subsist; and

(c)	if the Committee decides that an Award Vests under this Rule 12.3 then the date of that Vesting shall be the Early Vesting Date and the provisions of Rule 12.5 (Corporate events: reduction in number of Vested Shares) shall apply.

12.4	Internal reorganisations

In the event that:

(a)	a company (the “Acquiring Company”) is expected to obtain Control of the Company as a result of an offer referred to in Rule 12.1 (General offers) or a compromise or arrangement referred to in Rule 12.2 (a) (Schemes of arrangement and winding up); and

(b)	the Committee, acting fairly and reasonably, considers that, in its opinion, the change of Control is an internal reconstruction or reorganisation under which the ultimate Control of the Company is expected to be held by, in the reasonable opinion of the Committee, substantially the same person(s) who immediately before the obtaining of Control of the Company were shareholders in the Company then the Committee, with the consent of the Acquiring Company, may decide before the obtaining of such Control that an Award shall not Vest under Rule 12.1 or Rule 12.2 but shall be automatically surrendered in consideration for the grant of a new award which the Committee determines is equivalent to the Award (including as to any Performance Condition) it replaces except that it will be over shares in the Acquiring Company or some other company.

The Rules will apply to any new award granted under this Rule 12.4 as if references to Shares were references to shares over which the new award is granted and references to the Company were references to the company whose shares are subject to the new award.

12.5	Corporate events: reduction in number of Vested Shares

If an Award Vests under any of Rules 12.1 to 12.3, the Committee shall determine the number of Vested Shares of that Award by the following steps:

(a)	applying any Performance Condition and any other condition imposed on the Vesting of the Award; and

(b)	subject to Rule 11.4 (Leavers: reduction in number of Vested Shares), by applying a pro rata reduction to the number of Shares determined under Rule 12.5(a) based on the period of time after the Grant Date and ending on the Early Vesting Date relative to the period of 3 years unless the Committee, acting fairly and reasonably, decides that the reduction in the number of Vested Shares under Rule 12.5(b) is inappropriate in any particular case when it shall increase the number of Vested Shares to such higher number as it decides provided that number does not exceed the number of Shares determined under Rule 12.5(a).

13.	ADJUSTMENT OF AWARDS

13.1	General rule

In the event of:

(a)	any variation of the share capital of the Company; or

(b)	a demerger, special dividend or other similar event which affects the market price of Shares to a material extent the Committee may make such adjustments as it considers appropriate under Rule 13.2 (Method of adjustment).

13.2	Method of adjustment

An adjustment made under this Rule shall be to one or more of the following:

(a)	the number of Shares comprised in an Award;

(b)	subject to Rule 13.3 (Adjustment below nominal value), the Option Price; and

(c)	where any Award has Vested or Option has been exercised but no Shares have been transferred or allotted after such Vesting or exercise, the number of Shares which may be so transferred or allotted and (if relevant) the price at which they may be acquired.

13.3	Adjustment below nominal value

An adjustment under Rule 13.2 may have the effect of reducing the price at which Shares may be subscribed for on the exercise of an Option to less than their nominal value, but only if and to the extent that the Board is authorised:

(a)	to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted after such exercise exceeds the price at which the Shares may be subscribed for; and

(b)	to apply that sum in paying up such amount on such Shares

so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise that sum (if any) and apply it in paying up that amount.

14.	CLAWBACK

14.1	Applicability of Clawback

This Rule 14 shall apply to all Awards unless and until the Company is subject to an event described in Rules 12.1 or 12.2 (Takeovers and other corporate events) and Awards are not exchanged for new awards under Rule 12.4 (Internal reorganisations).

14.2	Clawback between grant and Vesting

The Committee may decide at any time before the Vesting of an Award held by a Participant (the “relevant individual”), that the number of Shares subject to the Award shall be reduced (including, if appropriate, reducing to zero) if it forms the view that:

(a)	the Company materially misstated its financial results for whatever reason and that such misstatement resulted either directly or indirectly in that Award having been granted over a higher number of Shares than would have been the case had that misstatement not been made; or

(b)	the number of Shares over which the Award was granted was based on any other kind of error or on the basis of any information or assumption that the Committee subsequently discovers to have been inaccurate or misleading for any reason and which resulted either directly or indirectly in the Award having been granted over a higher number of Shares than would otherwise have been the case; or

(c)	any other adverse circumstances have arisen which justify the operation of this Rule 14.2.

Any reduction of an Award pursuant to this Rule 14.2 shall take effect immediately prior to the Award Vesting unless the Committee decides it shall take effect at such earlier time as it decides.

14.3	Clawback following Vesting

The Committee may decide at any time within three years from the date on which an Award Vests that the individual to whom the Award was granted shall be subject to Clawback if:

(a)	the Committee forms the view that the Company materially misstated its financial results for whatever reason and that such misstatement resulted either directly or indirectly in that Award Vesting to a greater degree than would have been the case had that misstatement not been made;

(b)	the Committee forms the view that in assessing any Performance Condition and/or any other condition imposed on the Award such assessment was based on an error, or on inaccurate or misleading information or assumptions and that such error, information or assumptions resulted either directly or indirectly in that Award Vesting to a greater degree than would otherwise have been the case; or

(c)	the relevant individual ceases to be a director or employee of a Group Member (as defined in Rule 11.5) as a result of misconduct on the part of that individual or the Committee is of the view that the relevant individual could have been summarily terminated by reason of his gross misconduct; or

(d)	any other adverse circumstances have arisen which the Committee considers justifies the operation of this Rule.

14.4	Amount to be subject to Clawback

Where Rule 14.2(a), 14.2(b), 14.3(a) and/or 14.3(b) applies, the Committee shall decide on the amount to be subject to Clawback which shall be all or part of the additional value which the Committee considers has been granted to, Vested and/or received by the relevant individual as referred to in those Rules and in deciding on such amount, the Committee may:

(a)	determine the amount of such additional value on such basis as it decides; and

(b)	if the relevant individual is required to repay all or part of such additional value pursuant to Rule 14.5(b) then the Committee may consider whether that amount should take into account any income tax and national insurance contributions paid by the relevant individual and any possibility of him reclaiming such income tax and national insurance contributions.

Where Rule 14.2(c), 14.3(c) and/or 14.3(d) applies, the amount to be subject to Clawback shall be such amount as the Committee decides is appropriate.

14.5	Satisfaction of the Clawback

Where Rule 14.2 applies, the Clawback shall be satisfied as set out in that Rule.

Where Rule 14.3 applies, the Clawback shall be satisfied as set out in Rules 14.5(a) and/or 14.5(b).

(a)	The Committee may reduce (including, if appropriate, reducing to zero) any of the following elements of the remuneration of the relevant individual:

(i)	the amount of any future bonus which would, but for the operation of the Clawback, be payable to the relevant individual under any bonus plan operated by any Group Member; and/or

(ii)	the extent to which any subsisting Awards held by the relevant individual Vests notwithstanding the extent to which any Performance Condition and/or any other condition imposed on any such Award has been satisfied; and/or

(iii)	the extent to which any rights to acquire Shares granted to the relevant individual under any share incentive plan (other than the Plan, any deferred bonus plan (not approved by the Company’s shareholders) and any tax advantaged share plan that meets the requirements of Schedules 2, 3 or 4 of ITEPA) operated by any Group Member vest or become exercisable notwithstanding the extent to which any conditions imposed on such rights to acquire Shares have been satisfied; and/or

(iv)	the number of Shares subject to any Vested but unexercised Option; and/or

(v)	the number of Shares subject to any vested but unexercised right to acquire Shares granted to the relevant individual under any share incentive plan (other than the Plan, any deferred bonus plan (not approved by the Company’s shareholders) and any tax advantaged share plan that meets the requirements of Schedules 2, 3 or 4 of ITEPA) operated by any Group Member.

(b)	The Committee may require the relevant individual to pay to such Group Member as the Committee may direct, and on such terms as the Committee may direct (including, but without limitation to, on terms that the relevant amount is to be deducted from the relevant individual’s salary or from any other payment to be made to the relevant individual by any Group Member), such amount as is required for the Clawback to be satisfied in full.

14.6	Timing of effect of Clawback

(a)	Any reduction made pursuant to Rule 14.5(a)(ii) and/or Rule 14.5 (a)(iii) above shall take effect immediately prior to the Award Vesting or the right vesting or becoming exercisable (as applicable) unless the Committee decides on a different time for such reduction to take effect.

(b)	Any reduction made pursuant to Rule 14.5(a)(iv) and/or Rule 14.5(a)(v) shall take effect at such time as the Committee decides.

14.7	Reduction in Awards to give effect to clawback provisions in other plans

The Committee may decide at any time to reduce the number of Shares subject to an Award (including, if appropriate, reducing to zero) to give effect to a clawback provision of any form contained in any incentive plan (other than the Plan) or any bonus plan operated by any Group Member. The value of the reduction shall be in accordance with the terms of the clawback provision in the relevant plan or, in the absence of any such term, on such basis as the Committee, acting fairly and reasonably, decides is appropriate.

15.	ALTERATIONS

15.1	General rule on alterations

Except as described in Rule 15.2 (Shareholder approval) and Rule 15.4 (Alterations to disadvantage of Participants) the Committee may at any time alter the Plan or the terms of any Award.

15.2	Shareholder approval

Except as described in Rule 15.3 (Exceptions to shareholder approval), no alteration to the advantage of an individual to whom an Award has been or may be granted shall be made under Rule 15.1 to the provisions concerning:

(a)	eligibility;

(b)	the individual limits on participation;

(c)	the overall limits on the issue of Shares or the transfer of treasury Shares;

(d)	the basis for determining a Participant’s entitlement to, and the terms of, Shares or cash provided under the Plan;

(e)	the adjustments that may be made in the event of any variation of capital; and

(f)	the terms of this Rule 15.2

without the prior approval by ordinary resolution of the members of the Company in general meeting.

15.3	Exceptions to shareholder approval

Rule 15.2 (Shareholder approval) shall not apply to:

(a)	any minor alteration to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants or any Group Member; or

(b)	any alteration relating to the Performance Condition made under Rule 15.5.

15.4	Alterations to disadvantage of Participants

No alteration to the material disadvantage of Participants (other than a change to any Performance Condition) shall be made under Rule 15.1 unless:

(a)	the Board shall have invited every relevant Participant to indicate whether or not he approves the alteration; and

(b)	the alteration is approved by a majority of those Participants who have given such an indication.

15.5	Alterations to a Performance Condition

The Committee may amend any Performance Condition without prior shareholder approval if:

(a)	an event has occurred which causes the Committee reasonably to consider that it would be appropriate to amend the Performance Condition;

(b)	the altered Performance Condition will, in the reasonable opinion of the Committee, be not materially less difficult to satisfy than the unaltered Performance Condition would have been but for the event in question; and

(c)	the Committee shall act fairly and reasonably in making the alteration.

16.	MISCELLANEOUS

16.1	Employment

The rights and obligations of any individual under the terms of his office or employment with any Group Member shall not be affected by his participation in the Plan or any right which he may have to participate in it. An individual who participates in the Plan waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from him ceasing to have rights under an Award as a result of such termination. Participation in the Plan shall not confer a right to continued employment upon any individual who participates in it. The grant of any Award does not imply that any further Award will be granted nor that a Participant has any right to receive any further Award.

16.2	Disputes

In the event of any dispute or disagreement as to the interpretation of the Plan, or as to any question or right arising from or relating to the Plan, the decision of the Committee shall be final and binding upon all persons.

16.3	Exercise of powers and discretions

The exercise of any power or discretion by the Committee shall not be open to question by any person and a Participant or former Participant shall have no rights in relation to the exercise of or omission to exercise any such power or discretion.

16.4	Share rights

All Shares allotted under the Plan shall rank equally in all respects with Shares then in issue except for any rights attaching to such Shares by reference to a record date before the date of the allotment.

Where Vested Shares are transferred to Participants (or their nominee) or, in the case of Forfeitable Shares, released from their restrictions under the Plan, Participants shall be entitled to all rights attaching to such Shares by reference to a record date on or after the date of such transfer or release of such restrictions.

16.5	Notices

Any notice or other communication under or in connection with the Plan may be given:

(a)	by personal delivery or by internal or ordinary post, in the case of a company to the company secretary at its registered office or to such other address as may from time to time be notified to an individual, and in the case of an individual to his last known address, or, where he is a director or employee of a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment;

(b)	in an electronic communication to their usual business address or such other address for the time being notified for that purpose to the person giving the notice; or

(c)	by such other method as the Board determines.

Where a notice or document is sent to an eligible employee or Participant by ordinary or internal post, it shall be treated as being received 72 hours after it was put into the post properly addressed and, where relevant, stamped. In all other cases, the notice or document shall be treated as received when it is given. A notice or document sent to the Company shall only be effective once it is received by the Company, unless otherwise agreed by the Company. All notices and documents given or sent to the Company shall be given or sent at the risk of the sender.

16.6	Third parties

No third party has any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan.

16.7	Benefits not pensionable

Benefits provided under the Plan shall not be pensionable.

16.8	Data Protection

Each Participant consents to the collection, processing and transfer of his personal data for any purpose relating to the operation of the Plan. This includes:

(a)	providing personal data to any Group Member and any third party such as trustees of any employee benefit trust, administrators of the Plan, registrars, brokers and any of their respective agents;

(b)	processing of personal data by any such Group Member or third party;

(c)	transferring personal data to a country outside the European Economic Area (including a country which does not have data protection laws equivalent to those prevailing in the European Economic Area); and

(d)	providing personal data to potential purchasers of the Company, the Participant’s employer or the business in which the Participant works.

16.9	Governing law

The Plan and all Awards shall be governed by and construed in accordance with the law of England and Wales and the Courts of England and Wales have exclusive jurisdiction to hear any dispute.

APPENDIX

GRANT OF A FORFEITABLE SHARES AWARD

On or before the grant of a Forfeitable Shares Award, each employee selected for such an Award must enter into an agreement with the Company under the terms of which the employee agrees both in respect of the Shares comprised in the Award at the Grant Date and any additional Shares that may become subject to the Award under Rule 3.4 (Treatment of Dividends):

(a)	to have full beneficial ownership of the Shares;

(b)	unless the Committee decides otherwise, to waive his right to all cash and scrip dividends on his Forfeitable Shares until Vesting;

(c)	that he will not assign, transfer, charge or otherwise dispose of any Forfeitable Shares or any interest in such Forfeitable Shares until Vesting save as otherwise required by the Rules;

(d)	if required by the Committee, to enter into any elections under Part 7 of ITEPA and any election to transfer, or any agreement to pay, secondary Class 1 National Insurance contributions in relation to his Forfeitable Shares; and

(e)	to sign any documentation to give effect to the terms of the Forfeitable Shares Award.

The date of such agreement shall be the Grant Date of the Forfeitable Shares Award.

On the Grant Date (or as soon as practicable after the payment date of the relevant dividend in the case of additional Shares that are to become subject to the Forfeitable Shares Award under Rule 3.4) either the legal ownership of the Forfeitable Shares shall be held on the Participant’s behalf by a nominee as chosen from time to time by the Committee or the Participant shall deposit the share certificate (or any other document of title) relating to the Forfeitable Shares together with a signed but otherwise uncompleted instrument of transfer with such person as the Committee may from time to time decide.

SCHEDULE

CASH CONDITIONAL AWARDS

The Rules of the Vedanta Resources Performance Share Plan 2014 shall apply to a right (a “Cash Conditional Award”) to receive a cash sum granted or to be granted under this Schedule as if it was a Conditional Award, except as set out in this Schedule. Where there is any conflict between the Rules and this Schedule, the terms of this Schedule shall prevail.

1.	The Committee may grant or procure the grant of a Cash Conditional Award.

2.	Each Cash Conditional Award shall relate to a given number of notional Shares.

3.	On the Vesting of the Cash Conditional Award the holder of that Award shall be entitled to a cash sum which shall be equal to the “Cash Value” of the notional Vested Shares, where the Cash Value of a notional Share is the market value of a Share on the date of Vesting of the Cash Conditional Award. For the purposes of this Schedule, the market value of a Share on any day shall be determined in accordance with Rule 9.3 (Cash equivalent).

4.	The cash sum payable under paragraph 3 above shall be paid by the employer of the Participant as soon as practicable after the Vesting of the Cash Conditional Award, net of any deductions (on account of tax or similar liabilities) as may be required by law.

5.	For the avoidance of doubt, a Cash Conditional Award shall not confer any right on the holder of such an Award to receive Shares or any interest in Shares.